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                                                                    Exhibit 3.22

                            ARTICLES OF INCORPORATION
                                       OF
                         QUINTILES LABORATORIES LIMITED

         Pursuant to Section 55-2-02 of the General Statutes of North Carolina, the undersigned does hereby submit these Articles of Incorporation for the purpose of forming a business corporation.

         1.       The name of the corporation is Quintiles Laboratories Limited.

         2. The number of shares the corporation is authorized to issue is one Hundred Thousand (100,000). These shares shall be all of one class, designated as common stock with a par value of One Dollar ($1.00) per share.

         3. The street address and county of the initial registered office of the corporation is 1007 Slater Road, Morrisville, Wake County, North Carolina 27560.

         4. The mailing address if different from the street address of the initial registered office of the corporation is P.O. Box 13979, Research Triangle Park, North Carolina 27709.

         5.       The name of the initial registered agent is Dr. Dennis B.
Gillings.

         6. The following additional provisions are included in these Articles of Incorporation:

         (a) Except to the extent that the North Carolina General Statutes prohibit such limitation or elimination of liability of directors for breaches of duty, no director of the corporation shall have any personal liability arising out of an action whether by or in the right of the corporation or otherwise for monetary damages for breach of any duty as a director. No amendment to or repeal of this article shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. The provisions of this article shall not be deemed to limit or preclude indemnification of a director by the corporation for any liability that has not been eliminated by the provisions of this article.

         (b)      The corporation elects to have preemptive rights.

         (c) Shareholders of the corporation have the right to cumulate their votes in the election of directors of the corporation.

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         7.       The name and address of the incorporator is Spruillco, Ltd.,
3600 Glenwood Avenue, Raleigh, North Carolina 27612.

         8.       These articles will be effective upon filing.

This the 31st day of October, 1991.

                                                SPRUILLCO, LTD., Incorporator

                                                By:   /s/ William P. Few
                                                   -----------------------------
                                                      William P. Few,
                                                      Vice President